Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 Amendment No. 2 of Auddia Inc. of our report dated March 6, 2026 and May 14, 2026, relating to the financial statements of Auddia Inc, which appears in Auddia Inc’s Annual Form 10-K for the years ended December 31, 2025 and 2024. Our audit report was first released on March 6, 2026, and updated on May 14, 2026 to update for the 1-for-7.7 reverse-stock-split that was effectuated by the Company on April 1, 2026. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie

Salt Lake City, Utah

July 10, 2026